Exhibit 10.1
Cumberland Bank
Endorsement Split Dollar Agreement
     This Endorsement Split Dollar Agreement (this “Agreement”) is entered into as of this ____ day of ______________, 200___ by and between Cumberland Bank (the “Bank”), and ___, its ___ (the “Executive”). This Agreement shall append the Split Dollar Policy Endorsement entered into on even date herewith or as subsequently amended, by and between the aforementioned parties.
     Whereas, to encourage the Executive to remain a Bank employee, the Bank is willing to divide the death proceeds of a life insurance policy or policies on the Executive’s life, and
     Whereas, the Bank will pay premiums on the life insurance policy or policies from the Bank’s general assets.
     Now Therefore, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank hereby agree as follows.
Article 1
General Definitions
     The following terms shall have the meanings specified —
     1.1 Administrator means the administrator described in Article 7.
     1.2 Executive’s Interest means the benefit set forth in Section 2.2(a).
     1.3 Insured means the Executive.
     1.4 Insurer means each life insurance carrier in which there is a Split Dollar Policy Endorsement attached to this Agreement.
     1.5 Net Death Proceeds means the total death proceeds of the Policy minus the cash surrender value.
     1.6 Policy means the specific life insurance policy or policies issued by the Insurers.
     1.7 Split Dollar Policy Endorsement means the form required by the Administrator or the Insurer to indicate the Executive’s interest, if any, in a Policy on such Executive’s life.

Article 2
Policy Ownership/Interests
     2.1 Bank Ownership. The Bank is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of the remaining death proceeds of the Policy after the Executive’s Interest is paid according to Section 2.2 below.
     2.2 Death Benefit. (a) Executive’s Interest If the Policy Is Not Cancelled. The Executive shall have the right to designate the beneficiary of the Executive’s Interest. Provided the Policy is not cancelled, surrendered, terminated, or allowed to lapse and the Executive’s employment with the Bank is terminated by reason of death, then the Executive’s beneficiary designated in accordance with the Split Dollar Policy Endorsement shall be entitled to ___% of the Net Death Proceeds (the “Executive’s Interest”).
          (b) If the Policy Is Cancelled. If the Policy is cancelled, surrendered, terminated, or allowed to lapse, in any such case without replacement prior to the termination of Executive employment with the Bank by reason of death, then no benefit is payable under this agreement.
     2.3 Option to Purchase. Upon termination of this Agreement, the Bank shall not sell, surrender, or transfer ownership of the Policy without first giving the Executive or the Executive’s transferee the option to purchase the Policy for a period of 60 days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy.
     2.4 Comparable Coverage. The Bank may in its sole discretion replace the Policy with a comparable insurance policy to cover the benefit provided under this Agreement, in which case the Bank and the Executive shall execute a new Split Dollar Policy Endorsement for the comparable insurance policy.
     2.5 Internal Revenue Code Section 1035 Exchanges. The Executive recognizes and agrees that the Bank may after this Split Dollar Agreement is adopted wish to exchange the Policy of life insurance on the Executive’s life for another contract of life insurance insuring the Executive’s life. Provided that the Policy is replaced (or intended to be replaced) with a comparable policy of life insurance, the Executive agrees to provide medical information and cooperate with medical insurance-related testing required by a prospective insurer for implementing the Policy or, if necessary, for modifying or updating to a comparable insurer.
Article 3
Premiums
     3.1 Premium Payment. The Bank shall pay any premiums due on the Policy.

     3.2 Economic Benefit. The Administrator shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the aggregate death benefit payable to the Executive’s Beneficiary. The life insurance premium factor is the minimum amount required to be imputed under Internal Revenue Service Regulations, section 1.61-22(d)(3)(ii), or any subsequent applicable authority.
     3.3 Imputed Income. The Bank shall impute the economic benefit to the Executive on an annual basis by adding the economic benefit to the Executive’s Form W-2 or, if applicable, Form 1099.
Article 4
Assignment
     The Executive may irrevocably assign without consideration all of the Executive’s rights and interest in this Agreement to any person, entity, or trust established by the Executive or the Executive’s spouse, including but not limited to a life insurance trust. If the Executive transfers all of the Executive’s rights and interest in this Agreement, then all of the Executive’s rights and interest in the Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in this Agreement.
Article 5
Insurer
     The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.
Article 6
Claims and Review Procedures
     6.1 Claims Procedure. Any person or entity who has not received benefits under this Agreement that he or she believes should be paid (the “claimant”) shall make a claim for such benefits as follows —
     6.1.1 Initiation — Written Claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits.
     6.1.2 Timing of Administrator Response. The Administrator shall respond to such claimant within 90 days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.
     6.1.3 Notice of Decision. If the Administrator denies part or all of the claim, the Administrator shall notify the claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth —
(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of this Agreement on which the denial is based,

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(e)	A statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.
     6.2 Review Procedure. If the Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Administrator of the denial, as follows —
     6.2.1 Initiation — Written Request. To initiate the review, the claimant, within 60 days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.
     6.2.2 Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.
     6.2.3 Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
     6.2.4 Timing of Administrator Response. The Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.
     6.2.5 Notice of Decision. The Administrator shall notify the claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth —
(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based,

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and
(d)	A statement of the claimant’s right to bring a civil action under ERISA section 502(a).
Article 7
Administration of Agreement
     7.1 Administrator Duties. This Agreement shall be administered by an Administrator, which shall consist of the Bank’s board of directors or such committee or person(s) as the board shall appoint. The Executive may be a member of the Administrator. The Administrator shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement.
     7.2 Agents. In the administration of this Agreement, the Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.
     7.3 Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.
     7.4 Indemnity of Administrator. The Bank shall indemnify and hold harmless the members of the Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Administrator or any of its members.
     7.5 Information. To enable the Administrator to perform its functions, the Bank shall supply full and timely information to the Administrator on all matters relating to the date and circumstances of the retirement, death, or Separation from Service of the Executive and such other pertinent information as the Administrator may reasonably require.
Article 8
Miscellaneous
     8.1 Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators, and transferees, and any Policy beneficiary.
     8.2 Amendment and Termination of Agreement. This Agreement may be amended solely by a written agreement signed by the Bank and the Executive. This Agreement shall terminate upon distribution of death benefits in accordance with Section 2.2 above or upon the cancellation, surrender, termination or lapsing of the Policy.
     8.3 Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement.
     8.4 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.
     8.5 Applicable Law. This Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Tennessee except to the extent preempted by the laws of the United States of America.
     8.6 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter hereof. No rights are granted to the Executive by this Agreement other than those specifically set forth herein.
     8.7 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of the provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.
     8.8 Headings. Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.
     8.9 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank if addressed to the ___.
     In Witness Whereof, the Executive and a duly authorized representative of the Bank have executed this Agreement as of the date first written above.

Executive:	Bank:
By:
Its:

Split Dollar Policy Endorsement

Insured:	Insurer:
Policy No.
     Pursuant to the terms of Cumberland Bank Endorsement Split Dollar Agreement dated as of ____________, 200___, the undersigned Owner requests that the above-referenced policy issued by the Insurer provides for the following beneficiary designation and limited contract ownership rights to the Insured:
     1. Upon the death of the Insured, proceeds shall be paid in one sum to the Owner, its successors or assigns, to the extent of its interest in the policy. It is hereby provided that the Insurer may rely solely upon a statement from the Owner as to the amount of proceeds it is entitled to receive under this paragraph.
     2. Any proceeds at the death of the Insured in excess of the amount paid under the provisions of the preceding paragraph shall be paid in one sum to:
Primary Beneficiary, Relationship/Social Security Number
Contingent Beneficiary, Relationship/Social Security Number
The exclusive right to change the beneficiary for the proceeds payable under this paragraph, to elect any optional method of settlement for the proceeds paid under this paragraph which are available under the terms of the policy and to assign all rights and interests granted under this paragraph are hereby granted to the Insured. The sole signature of the Insured shall be sufficient to exercise said rights. The Owner retains all contract rights not granted to the Insured under this paragraph.
     3. It is agreed by the undersigned that this designation and limited assignment of rights shall be subject in all respects to the contractual terms of the policy.
     4. Any payment directed by the Owner under this endorsement shall be a full discharge of the Insurer, and such discharge shall be binding on all parties claiming any interest under the policy.
     The undersigned for the Owner is signing in a representative capacity and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.
     Signed at ___, ___, this ___ day of ___, 200___.

Insured:	Owner: Cumberland Bank
By:
Its: